Press Release

Spirit Realty Capital Hires Boyd Messmann as Chief Acquisitions Officer

DALLAS, TX (June 6, 2016) – Spirit Realty Capital, Inc. (NYSE: SRC) (“Spirit” or the “Company”), a net lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that the Company has hired Boyd Messmann as Executive Vice President and Chief Acquisitions Officer. Mr. Messmann will assume and fulfill a role starting June 20, 2016, previously served by Gregg Seibert, who has resigned from the Company for personal reasons. Mr. Messmann brings more than 20 years of experience in sourcing, lending and structuring transactions across all sectors in the triple net industry.

“As we continue to build out our platform and execute our strategy to position Spirit for future success, we have further enhanced our leadership talent,” stated Thomas H. Nolan, Jr., Chairman and Chief Executive Officer. “To that point, we are pleased to add a talented industry executive such as Boyd, who brings significant leadership, successful transaction experience and many relationships to our team. Furthermore, we would like to thank Gregg for his leadership and many contributions to Spirit since our inception and for his assistance as we transition this role.”

Mr. Messmann, who resides in Dallas, most recently served as Senior Vice President, Acquisitions at VEREIT (NYSE:VER) where he originated and closed approximately $3.7 billion of single tenant net and triple net leased acquisitions in numerous sectors. Mr. Messmann earned a Bachelor of Science degree in Finance and Accounting from Indiana University and a Master of Business Administration degree from the University of Kentucky.

About Spirit Realty Capital
Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that invests in and manages a portfolio primarily of single-tenant, operationally essential real estate assets throughout the United States. Single-tenant, operationally essential real estate generally refers to free-standing, commercial real estate facilities where our tenants conduct business activities that are essential to the generation of their sales and profits. Our properties are frequently acquired through strategic sale-leaseback transactions and are predominantly leased on a long-term, triple-net basis to high-quality tenants.

Founded in 2003, we are an established net-lease REIT with a proven growth strategy and a seasoned management team focused on producing superior risk adjusted returns. As of March 31, 2016, our undepreciated gross real estate investment portfolio was approximately $8.25 billion, representing investments in 2,610 properties, including 143 properties securing mortgage loans made by the Company. Our properties are leased to approximately 435 tenants who represent 28 diverse industries across 49 states.

More information about Spirit Realty Capital can be found on the investor relations section of the Company's website at www.spiritrealty.com.

Investor Contact:
(480) 315-6634
InvestorRelations@spiritrealty.com

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